UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No. 1)

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ASGN Incorporated

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE
This Amendment No. 1 (this “Amendment”) amends the Definitive Proxy Statement (the “Proxy Statement”) filed by ASGN Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on April 25, 2019 (the “Original Filing”), and as supplemented on May 24, 2019 and May 28, 2019. The Proxy Statement was filed in connection with the Company’s 2019 Annual Meeting of Stockholders to be held on June 13, 2019 at 9:00 am Pacific Daylight Time. Other than as described herein, all other items in the Original Filing remain unchanged.

AMENDMENT TO ORIGINAL FILING
Theodore S. Hanson Employment Agreement

The section entitled “NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE-Theodore S. Hanson” on page 35 is hereby amended and restated in its entirety as follows:

“On June 3, 2019, the Company entered into an employment agreement with Theodore S. Hanson, its Chief Executive Officer, which is effective as of May 1, 2019 (the “Hanson Employment Agreement”). Pursuant to the Hanson Employment Agreement, Mr. Hanson will receive an annual base salary of $850,000, and he will be eligible to receive a target annual bonus equal to 100 percent of his base salary, with a maximum annual bonus opportunity of an additional 100 percent of his base salary. Mr. Hanson is eligible to receive perquisites including a $500 per month auto allowance, and a $2,500 annual tax preparation and $1,500 annual physical reimbursement allowance.

In addition to entering into the Hanson Employment Agreement, the Company awarded Mr. Hanson a restricted stock unit (“RSU”) grant on June 3, 2019, having a value of $500,000, with the same performance targets and the same terms and conditions as his annual RSU grant made on January 2, 2019, with the exception that the vesting of the grant will occur in equal thirds on the first, second and third anniversary of the grant date subject to attainment of performance targets established by the Compensation Committee for 2019, 2020 and 2021, and subject to continued service to the Company. If the performance goal for any year is not attained in full, any portion of the grant which was not earned would roll forward for only one year to become part of the following year performance-target grant.

In conjunction with approval of the Hanson Employment Agreement, the Company further approved the Company’s Amended and Restated Change in Control Severance Plan. The plan was amended to add the acceleration of unvested equity for designated employees upon an involuntary termination of their employment by the Company within 18 months after a change in control (as such term is defined in the agreement) of the Company. The eligible participants include Mr. Hanson and the Company’s other named executive officers except for Edward L. Pierce, the Company’s Chief Financial Officer, who has his own change in control agreement with the Company.”

Other Items

The second and third paragraph of the sixth question under the section entitled “GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING - How many votes are required to approve each item?” on page 2 of the Original Filing is hereby amended and restated in its entirety to read as follows:

“Approval of the Second Amended and Restated ASGN Incorporated 2010 Incentive Award Plan (the “Amended 2010 Plan”) (Proposal 2) - approval of the Amended 2010 Plan requires the vote of the holders of a majority of the stock having voting power present in person or represented by proxy on the proposal. Abstentions will have the same effect as a vote “against” such proposal, and broker non-votes will have no effect on the vote.

Other proposals (Proposals 3 and 4) - Stockholder approval of each of the other proposals, including the non-binding votes to approve executive compensation and the ratification of the appointment of an independent registered public accounting firm, requires the vote of the holders of a majority of the stock having voting power present in person or represented by proxy on such proposal. These votes are advisory and are not binding on the Board or ASGN. However, the Board will review the voting results and take them into consideration. Abstentions will have the same effect as a vote “against” such proposal, and broker non-votes will have no effect on the vote.”